Exhibit 10.13

EARN-OUT BONUS AGREEMENT

This Earn-Out Bonus Agreement (the “Agreement”) is being entered into as of the 5th day of October, 2012 (the “Effective Date”) between CafePress Inc., a Delaware corporation (“Parent”), EZ Prints, Inc., a Delaware corporation (the “Company”), and Wes Herman (the “Executive”).

WHEREAS, the Company, Parent and certain other parties thereto have entered into an Agreement and Plan of Merger, dated as of October 5, 2012 (the “Merger Agreement”), as a result of which the Company will become a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, as a material inducement to Parent to enter into the Merger Agreement and consummate the Merger, the Company, its stockholders and the Executive wish to enter into this Agreement;

WHEREAS, the Company considers it essential to the best interests of its stockholders to enter into this Agreement with the Executive to induce the Executive to continue to provide services to the Company after the closing of the Merger contemplated by the Merger Agreement (the “Closing”) and through the Earn-Out Period (as defined below) and to exert his efforts towards the successful achievement of any Earn-Out Payment (as defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Parent and the Executive agree as follows:

1. Definitions. All capitalized terms set forth herein and not defined herein are as set forth in the Merger Agreement.

2. Eligibility and Payment of Earn-Out Payment.

(a) Parent shall pay an earn-out payment (the “Earn-Out Payment”) to the Executive with respect to the Earn-Out Period, if earned in accordance with the terms and conditions of the Merger Agreement and this Agreement. To be eligible for any Earn-Out Payment, (1) the Executive must be employed by Parent for the entire Earn-Out Period unless Executive’s employment is earlier terminated by Parent without Cause (as defined in the Employment Letter Agreement) or by Executive for Good Reason (as defined in the Employment Letter Agreement), in which case the entire Earn-Out Payment that would have been received had it been earned during the Earn-Out Period shall be paid to Executive in accordance with this Section 2, notwithstanding that such Earn-Out Payment may not actually be earned, and (2) the Executive shall deliver the Release (as defined below) in connection with the receipt of any Earn-Out Payment, regardless of whether Executive is still employed by Parent. The Earn-Out Payment shall be determined as follows:

(i) The aggregate value of the Earn-Out Payment shall be no greater than One Million Dollars ($1,000,000) and shall be allocated and paid in a combination of cash and/or in stock in the same manner and in the same form as set forth in the Merger Agreement.

(ii) For the avoidance of doubt, if Integration Plan has not been executed and the CAGR is less than 24%, the Earn-Out Payment shall be zero.

(b) During the Earn-Out Period and subject to the calculations set forth in the Merger Agreement, based on such calculations and on the thresholds set forth in Appendix 1 hereto, Parent shall pay the applicable Earn-Out Payment up to the maximum targets at the amounts expressed in Appendix 1 pursuant to the terms and conditions on payment under Sections 2(c)-(e) below.

(c) The final determination of the amount of the Earn-Out Payment shall be made by Parent using the final calculations of any earn-out payments finally determined pursuant to Section 1.7(d) of the Merger Agreement. Any disputes relating to the calculation of the Earn-Out Payment shall be resolved pursuant to the terms and conditions set forth in the Merger Agreement. For the avoidance of doubt, the final determination of any earn-out payment under the Merger Agreement shall be used to calculate the Earn-Out Payment hereunder. All calculations of any Earn-Out Payment shall be set forth in a written notice from Parent to the Executive. An amount equal to the Earn-Out Payment, if any, shall be paid by Parent in accordance with the terms and mechanisms set forth in the Merger Agreement.

(d) The Executive acknowledges and agrees that: (a) nothing in this Agreement is intended to or shall (i) limit Parent’s right to operate the Going Forward Business or Company in a commercially reasonable manner at any time following the Closing, (ii) require Parent to continue any line of business conducted or employ any individual(s), or (iii) limit Parent from improving or modifying any aspect of the Going Forward Business in the exercise of its reasonable business judgment ; and (b) the right to payment under this Section 2 is a contract right and not a security and shall not give rise to any rights or duties (including fiduciary duties), express or implied, other than those expressly set forth herein.

(e) Notwithstanding anything to the contrary herein, (i) Parent shall pay any Earn-Out Payment that may be due in accordance with this Section 2 , subject to, and conditioned upon, the Executive’s delivery of an effective release of claims against Parent, the Company and their respective affiliates, directors, officers and shareholders in the form attached hereto as Appendix 2 (the “Release”) no later than sixty (60) days following the final determination of such Earn-Out Payment (provided, however, that if such 60-day period straddles more than one calendar year, the Earn-Out payment shall be made in the later calendar year); and (ii) under no circumstances shall Parent be required to pay any Earn-Out Payment to the Executive to the extent the Executive has breached or is currently in breach of any Herman Employment Agreements (iii) in no event shall Parent be required to pay any Earn-Out Payment to the Executive if Executive is not employed by Parent at the time that the Earn-Out Payment is due.; and (iv) under no circumstances shall Parent by required to pay any Earn-Out Payment to the Executive if any Claim arises related to fraud committed by Executive or Company for which Executive had Knowledge as defined in the Merger Agreement.

3. Section 409A. The provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments either comply with Section 409A of the Code or are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. To the extent that any amounts payable hereunder are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, such amounts shall be subject to such additional rules and requirements as specified by the board of directors of Parent from time to time in order to comply with Section 409A of the Code and the settlement of any such amounts may not be accelerated or delayed except to the extent permitted by Section 409A of the Code.

4. Miscellaneous.

(a) Amendment and Termination. The Agreement may only be amended by a written instrument executed by the Company, Parent and the Executive. This Agreement shall terminate and be of no further force or effect on the first to occur of: (i) the date any Earn-Out Payment to be paid to the Executive hereunder is paid, (ii) the date that is six (6) months following expiration of the Earn-Out Period and (iii) the date the Executive ceases to be eligible to receive any Earn-Out Payment.

(b) No Contract for Continuing Services. This Agreement shall not be construed as creating any contract for continued services between Parent, the Company or any of their respective subsidiaries or affiliates and the Executive and nothing herein contained shall create and express or implied contract of employment.

(c) Integration. This Agreement constitutes the entire agreement between Parent, the Company and the Executive concerning the subject matter hereof and supersedes any written or oral agreement between such parties concerning such subject matter.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Except for any disputes relating the amount of any Earn-Out Payment covered by Section 2 (which shall preliminarily be resolved pursuant to Section 2), any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby may be brought in the courts of the State of Delaware sitting in the Delaware Chancery Court, or, if it has or can acquire jurisdiction, in the United States District Court for the District encompassing the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in any such other court. The parties agree that any party may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement among the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

(e) Tax Withholding. Parent shall have the right to deduct from all payments hereunder any taxes required by law to be withheld with respect to such payments.

(f) Benefits and Burdens. This Agreement shall inure to the benefit of and be binding upon Parent and the Company and their respective successors, executors, administrators, heirs and permitted assigns.

(g) Enforceability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(h) Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(i) Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, Parent or the Company will use its commercially reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(j) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

(k) Attorneys’ Fees. If any action, suit, arbitration or other proceeding for the enforcement of this Agreement is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that proceeding, in addition to any other relief to which is may be entitled.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, the Company and the Executive have caused this Agreement to be signed, all as of the date first written above.

PARENT

By:	/s/ Bob Marino
Name: Bob Marino
Title: Chief Executive Officer

COMPANY

By:	/s/ Bob Marino
Name: Bob Marino
Title: Chief Executive Officer

EXECUTIVE

/s/ Wes Herman

Wes Herman

Appendix 1

Earn-Out Calculations

EARNOUT PAYMENT—WES HERMAN

	Total Value of Stock
Revenue CAGR
< 20%	—	—
21.0%	—	—
22.0%	—	—
23.0%	—	—
24.0%	—	300,000
25.0%	—	300,000
26.0%	—	346,667
27.0%	—	393,333
28.0%	—	440,000
29.0%	—	486,667
30.0%	—	533,333
31.0%	—	580,000
32.0%	—	626,667
33.0%	—	673,333
34.0%	—	720,000
35.0%	—	766,667
36.0%	—	813,333
37.0%	—	860,000
38.0%	—	906,667
39.0%	—	953,333
40.0%	—	1,000,000

Appendix 2

Form of Release